Exhibit 99.1

For Immediate Release
HARVEST NATURAL RESOURCES ANNOUNCES
2010 FOURTH QUARTER AND YEAR-END RESULTS
HOUSTON (PR Newswire) March 16, 2011 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2010 fourth quarter and year-end earnings.
Harvest posted a fourth quarter net loss of $4.0 million, or $0.12 per diluted share, compared to a net income of $5.1 million, or $0.15 per diluted share, for the 2009 fourth quarter. For the year ended December 31, 2010, Harvest’s net income was $15.3 million, or $0.43 per diluted share, compared with a net loss of $3.1 million, or $0.09 per diluted share, for 2009.
The fourth quarter results include exploration charges of $2.7 million, or $0.08 per diluted share. For the year, Harvest incurred exploration charges of $8.0 million, or $0.21 per diluted share. The Company also incurred non-recurring charges classified as other non-operating costs for the quarter and the year of $4.0 million, or $0.12 and $0.10 per diluted share, respectively. Adjusted for these items, Harvest’s fourth quarter income was $2.7 million, or $0.08 per diluted share, and for the year, net income was $27.3 million or $0.74 per diluted share.
Petrodelta, S.A. (Petrodelta), Harvest’s Venezuelan affiliate, reported fourth quarter income from operations of $71.6 million ($22.9 million net to Harvest’s 32 percent equity interest under International Financial Reporting Standards [IFRS]). Petrodelta’s fourth quarter results include a charge for $36.1 million ($11.6 million net to Harvest’s 32 percent interest under IFRS) as an adjustment to the remeasurement gain resulting from the netting of 2009 PDVSA receivables and payables, and a special interest charge of $19.5 million ($6.2 million net to Harvest’s 32 percent interest under IFRS) relating to the sale of foreign currency through the Central Bank. After these charges and taxes, Petrodelta, reported fourth quarter earnings of $7.8 million ($2.5 million net to Harvest’s 32 percent equity interest under IFRS). After adjustments to Petrodelta’s IFRS earnings, primarily to conform to U.S. GAAP, Harvest’s 32 percent share of Petrodelta’s earnings was $10.2 million, a 107.1 percent increase over the prior quarter.
Petrodelta reported income from operations for the year of $279.2 million ($89.3 million net to Harvest’s 32 percent equity interest under IFRS). Petrodelta reported a remeasurement gain from the devaluation of the Venezuelan Bolivar (Bolivar) of a non-cash charge in the amount of $84.4 million ($27.0 million net to Harvest’s 32 percent equity interest under IFRS) due to the devaluation of the Bolivar for the year offset by a special interest expense charge of $19.5 million ($6.2 million net to Harvest’s 32 percent interest under IFRS) relating to the sale of foreign currency through the Central Bank. After these charges and taxes, for the year ending December 31, 2010, Petrodelta reported earnings of $77.7 million, ($24.9 million net to Harvest’s 32 percent equity interest, under IFRS). After adjustments to Petrodelta’s IFRS earnings, primarily to conform to U.S. GAAP, Harvest’s 32 percent share of Petrodelta’s earnings was $52.9 million, a 62.4 percent increase over 2009.
In addition, for 2010 the Company’s worldwide proved reserves totaled 54.6 million barrels of oil equivalent (MMBOE) and proved and probable reserves (2P) were 118.9 MMBOE, reflecting increases of 17 percent and 42 percent, respectively. Proved additions to reserves replaced production by 474 percent.
Harvest President and Chief Executive Officer, James Edmiston, said, “2010 provided Harvest with a solid platform to further grow the company. Both production and reserves saw substantial increases during the year, with production providing especially strong growth in the second half from Petrodelta. In 2011 and beyond, our work in Indonesia, Gabon and Oman provides the opportunity to build further value through exploration as we did with our Utah assets throughout 2010. As a company, we remain bullish on our growth prospects and our ability to realize growth in shareholder value from our asset base, both in the near and long term.”
VENEZUELA
During 2010, Petrodelta drilled and completed 16 development wells. During the fourth quarter of 2010, Petrodelta produced approximately 2.4 million barrels of oil which is an 11.7 percent increase compared to the same period in 2009. For the year Petrodelta produced approximately 8.6 million barrels of oil, an increase of 9 percent over the previous year. During 2010 Petrodelta also sold 2.2 billion cubic feet (BCF) of natural gas, a decrease of 50 percent from 2009. The average sales price for Petrodelta’s crude oil production was $70.57 per barrel, 22 percent higher than 2009, and the average sales price received for natural gas remains contractually fixed at $1.54 per thousand cubic feet. Petrodelta’s average production rate during 2010 was 23,455 barrels of oil per day (BOPD).
Harvest is reporting a reserve increase attributable to Petrodelta. 2P reserves net to Harvest in Venezuela have increased to 103.6 MMBOE at December 31, 2010, a 24 percent increase over year end 2009. Proved reserves net to Harvest in Venezuela increased to 50.0 MMBOE at December 31, 2010, an 8 percent increase over year end 2009. Proved, probable and possible reserves (3P) stand at 220.6 MMBOE at December 31, 2010, virtually unchanged from last year. These reserve additions are the result of successful recent drilling and the extension of Block 5, a previously unproven fault block in the El Salto field and recent development drilling success in other fields.
Petrodelta production output for the first quarter of 2011 is projected to be approximately 29,000 BOPD and the target for the year is 36,000 BOPD. The 2011 Petrodelta capital budget is expected to be approximately $220 million with a significant portion of that total related to infrastructure costs to support the further development of the Temblador and El Salto fields. This program should be self-funding at a WTI oil price of $70 per barrel in 2011. Petrodelta expects to drill 28 oil wells, two water injector wells and one gas injector well, and the drilling program includes utilizing two rigs to drill both development and appraisal wells for both increasing production capacity and appraising the substantial resource base.
Petrodelta’s first well in the untested Isleño field, Isleño 8, is expected to begin production this week.
EXPLORATION AND OTHER DEVELOPMENT DRILLING ACTIVITIES
United States
Harvest announced its new reserve report on March 2, 2011 regarding its Uinta Basin reserves in Utah. 2P reserves net to Harvest in Utah have increased to 15.3 MMBOE at December 31, 2010, compared to 0.4 MMBOE at year end 2009. Proved reserves net to Harvest increased to 4.6 MMBOE at December 31, 2010, compared to 0.4 MMBOE at year end 2009. 3P net to Harvest in Utah increased to 86.4 MMBOE at December 31, 2010, compared to 0.4 MMBOE at year end 2009. On a barrel of oil equivalent (BOE) basis, approximately 75 percent of the 3P reserves are oil, with the remainder being associated gas. The reserve additions are a result of Harvest’s successful Antelope Project delineation drilling program conducted during 2010 and reflect only the results of the wells completed and producing at year end 2010 in the proved category. The 1P, 2P, and 3P reserves correspond to 43, 203 and 1,207 identified drilling locations, respectively. The Harvest net Before Tax Discounted Future Net Income from the Utah 2P reserves has increased to approximately $109 million, and the Harvest net Before Tax Discounted Future Net Income from the Utah 3P reserves has increased to approximately $617 million.
Lower Green River/Upper Wasatch Oil Delineation and Development Project
We have just completed the drilling of our seventh well in the Lower Green River/Upper Wasatch project where Harvest is the operator with a 70 percent working interest. We have now established production in five wells, which have cumulatively produced in excess of 90,000 gross barrels of oil and 120 gross million cubic feet of gas (MMCF) to date. The current production capacity of the first four wells combined (Bar F 1-20-3-2, Kettle 1-10-3-1, ON Moon 1-27-3-2, and Dart 1-12-3-2) is approximately 475 barrels of oil per day (BOPD) gross. The fifth well, the Giles 1-19-3-2, has been recently placed on routine production and is currently flowing 750 BOPD with 1400 psi flowing tubing pressure on a restricted choke. The sixth well, the Yergensen 1-9-3-1 has been hydraulically fractured and completed and is expected to be placed on production before the end of March. The seventh well, the Evans 1-4-3-3 has been drilled and cased and is pending completion.
We have provided below an update of changes in well activity since the previous press release:
The Kettle 1-10-3-1 was drilled in the eastern end of our acreage and commenced production on October 22, 2010. The well has produced 12,000 gross barrels of oil and 64 gross MMCF of gas to date in three producing months, with a most recent gross production rate of 70 BOPD and 400 thousand cubic feet a day (MCFD) of gas flowing. The well is currently shut-in pending connection of the produced gas to the previously announced new El Paso Midstream Group, Inc. gas gathering system. The gathering system is under construction with good progress being made, and we expect to complete the tie-in of the Kettle in late March.
The ON Moon 1-27-3-2 was drilled in the southern portion of our Lower Green River/Upper Wasatch project and commenced production on November 7, 2010, and has produced 14,000 gross barrels of oil and 9 gross MMCF of gas to date in 2.5 producing months. We recently installed an electric submersible pump (ESP) in the well and it is currently producing approximately 100 BOPD and 125 MCFD gross of gas on an ESP.
The Dart 1-12-3-2 was drilled in the northern end of our land position and commenced test production on February 6, 2011. The well was placed on production through the tank battery on natural flow on March 1, 2011. To date, the well has produced 9,000 gross barrels of oil and 5 gross MMCF of gas. The most recent production rate on the well was 225 BOPD and 150 MCFD gross with 200 psi flowing tubing pressure.
The Giles 1-19-3-2 was drilled in the west central portion of our land position and hydraulically fractured and completed. The well went on production on March 14, 2011 through the tank battery.
The Yergensen 1-9-3-1, a one mile offset to the Kettle well, has been drilled and hydraulically fractured with nine stages. The tank battery for this well is under construction, and we expect to place this well on production before the end of March 2011.
The Evans 1-4-3-3 was drilled to total depth (TD) of 11,500 feet in the far northwestern portion of our land position and intermediate casing and a production liner have been run. The well is scheduled to be hydraulically fractured in the first half of April 2011.
Based on the results achieved to date, we expect to achieve a sustained gross Harvest-operated production rate in excess of approximately 1,000 BOPD when the above-mentioned seven wells are all producing routinely in April 2011.
In addition to the above-mentioned wells, we have built locations, drilled surface holes, and set surface casing in two additional wells, the Lamb 1-19-3-1 and the Yergensen 1-18-3-1. Both of these wells are being incorporated in our planning for the next round of development drilling in the Lower Green River/Upper Wasatch. We have identified and prioritized our next 14 drilling locations which will represent the next phase of the drilling program when it is initiated.
We are also progressing with our permitting efforts on our 170 square mile wide azimuth 3-D Lower Green River/Upper Wasatch seismic survey anticipated to commence data acquisition in summer 2011. To date, we have acquired 38 percent of the required landowner surface permits and have received our Utah State Division of Oil, Gas, and Mining permit to acquire the data.

Monument Butte Extension Appraisal and Development Project
We are currently producing from 14 wells in the Monument Butte Extension project, including 13 wells operated by Newfield Exploration and one well operated by Harvest.
The 13 non-operated wells have now produced approximately 360,000 gross barrels of oil and 1.4 gross BCF of gas since inception of production in December 2009. Current gross production from the 13 wells is approximately 450 BOPD and 8 MMCFD of gas. The most recent well in the program, the Meagher 10-20-4-2, has produced approximately 10,000 gross barrels of oil and 9 gross MMCF of gas since inception of production in late December 2010. The final Newfield operated well in the approved program, the Stewart 1A-29-4-2, has been drilled and logs appear favorable. The well is expected to be completed and placed on production in March. Harvest’s average working interest in the 13 Newfield-operated wells is approximately 40 percent.
In addition to the Newfield operated wells, we are now producing from the Harvest-operated K Moon 2-13-4-3 well (Harvest WI of 60 percent) which commenced production on February 16, 2011. The well has exceeded initial expectations by producing over 2,500 gross barrels of oil flowing in the first 24 days of production. The most recent production rate on the well was 75 BOPD and 40 thousand cubic feet of gas per day (MCFD) gross flowing with 100 psi flowing tubing pressure. A pumping unit will be installed in the next few weeks. This well is a significant step toward confirming the prospectivity of the Harvest operated acreage in the Monument Butte Extension project.
We have identified and prioritized approximately 50 Harvest-operated drilling locations which will represent the next phase of Monument Butte Extension drilling when it is initiated. We have recently submitted requests for drilling permits for 11 additional upcoming Monument Butte Extension wells to the Utah Division of Oil, Gas, and Mining for processing.
Indonesia
The Lariang LG-1 well, the first of two planned exploration wells, was spud on January 6, 2011 in the Budong-Budong Block, West Sulawesi. The well has been drilled to a depth of 4,527 feet and has encountered multiple oil and gas shows within the secondary Miocene objective. Wireline logs, samples of reservoir fluid and pressure data have confirmed the presence of hydrocarbons and greatly de-risked the exploration potential of the license. Drilling operations have taken longer than anticipated due to a combination of mechanical failures on the rig and having encountered formations with higher pressures than expected. To control the well, the 12-1/4 inch hole was drilled with 15.8 pounds per gallon mud. A cementing unit failure and the subsequent remedial actions necessitated the installation of a 7 inch casing string 100 feet below the 9-5/8 casing shoe. We are currently drilling below 4,600 feet and will drill ahead to test the primary Eocene targets with a planned total measured depth of approximately 7,200 feet.
Dussafu Project — Gabon (“Dussafu PSC”)

Plans for the drilling of the Ruche Marin-A exploration well have progressed with the aim to spud the well in April 2011. A Letter of Intent has been agreed with Transocean for a one well contract using the Sedneth 701 semi-submersible drilling unit and the rig contract is currently under negotiation. We have completed the rig inspection and pending resolution of the inspection issues, the rig move to the location. Long lead items (Casing and Subsea Wellhead) required for drilling have been purchased and have either arrived in country or are en route to Gabon. An operational and logistics base has been established in Port Gentil. The Ruche Marin-A well will be drilled in a water depth of 380 feet to test multiple stacked pre-salt targets to a planned total measured depth of approximately 10,100 feet.
Reserves Disclosure
The proved, probable and possible reserves included herein were prepared by Ryder Scott and conform to the definitions as set forth in the Securities and Exchange Commission’s (SEC) Regulations Part 210.4-10(a). The hydrocarbon prices used are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the reserve report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.
Proved oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” Probable reserves are “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” Possible reserves are “those additional reserves which are less certain to be recovered than probable reserves” and thus the probability of achieving or exceeding the proved plus probable plus possible reserves is low.
The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty. Because of the differences in uncertainty, caution should be exercised when aggregating quantities of oil and gas from different reserves categories. Furthermore, the reserves and income quantities attributable to the different reserve categories that are included herein have not been adjusted to reflect these varying degrees of risk associated with them and thus are not comparable.
Reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved, probable and possible reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved, probable and possible reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues there from, and the actual costs related thereto, could be more or less than the estimated amounts.
Non-GAAP Financial Measures
In this press release, Petrodelta’s EBITDA disclosure is not presented in accordance with accounting principals generally accepted in the United States (GAAP) and Petrodelta’s financials are not intended to be used in lieu of GAAP presentations of net income or cash flows from operating activities. EBITDA is presented because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future capital expenditures and working capital requirements. We also believe that financial analysts commonly use EBITDA to analyze Petrodelta’s performance. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, exchange rates and numerous other factors. These types of variations are not separately identified in this release, but will be discussed, as applicable, in management’s discussion and analysis of operating results in our 2010 Form 10-K.
A reconciliation of EBITDA to net income and cash flows from operating activities for the periods presented is included in the tables attached to this release.
Conference call
Harvest will hold a conference call at 10:00 a.m. Central Time on Wednesday, March 16, 2011, during which management will discuss Harvest’s 2010 fourth quarter and year-end results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 719-325-2413 or 888-208-1812, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 3953835. A recording of the conference call will also be available for replay at 719-457-0820, passcode 3953835, until March 26, 2010.
The Company intends to file its 2010 Form 10-K with the Securities and Exchange Commission on Wednesday, March 16, 2011. A copy of the Form 10-K will be available on the Company’s website at www.harvestnr.com.
The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the web site fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call, and will remain on the web site for approximately 90 days.
About Harvest Natural Resources
Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa and China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.
CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716
This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2010 Annual Report on Form 10-K and other public filings.

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,	December 31,
	2010	2009

ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$58,703	$32,317
Accounts and notes receivable, net
Oil and gas revenue receivable	1,907	166
Joint interest and other	2,325	8,047
Notes receivable	3,420	3,265
Advances to equity affiliate	1,706	4,927
Prepaid expenses and other	4,793	2,214

Total current assets	72,854	50,936

OTHER ASSETS	2,477	3,613

INVESTMENT IN EQUITY AFFILIATES	287,933	233,989

PROPERTY AND EQUIPMENT, net	124,980	60,241

TOTAL ASSETS	$488,244	$348,779

LIABILITIES AND EQUITY:

CURRENT LIABILITIES:
Joint interest and royalty payable	$675	$—
Accounts payable, trade and other	2,530	696
Accounts payable, carry obligation	8,395	—
Accrued expenses	15,087	9,920
Accrued Interest	896	4,691
Income taxes payable	72	1,090

Total current liabilities	27,655	16,397

OTHER LIABILITIES	1,834	333

LONG-TERM DEBT	81,237	—

ASSET RETIREMENT OBLIGATION	663	50

COMMITMENTS AND CONTINGENCIES	—	—

EQUITY:
STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	230,763	213,732
Retained earnings	141,584	126,244
Treasury stock	(65,543)	(65,383)

Total Harvest stockholders’ equity	306,804	274,593

Noncontrolling Interest	70,051	57,406

Total Equity	376,855	331,999

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$488,244	$348,779

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts, unaudited)

	Three months Ended December 31,		Twelve months Ended December 31,
	2010	2009	2010	2009

REVENUE:
Oil sales	$2,027	$165	$9,243	$165
Gas sales	712	16	1,453	16

	2,739	181	10,696	181

EXPENSES:
Lease operating costs and production taxes	675	—	1,846	—
Depletion	1,118	29	3,300	29
Depreciation, and amortization	133	125	517	407
Exploration expense	2,687	2,509	8,016	7,824
General and administrative	7,820	2,889	26,660	21,854
Taxes other than on income	332	260	1,048	1,026

	12,765	5,812	41,387	31,140

LOSS FROM OPERATIONS	(10,026)	(5,631)	(30,691)	(30,959)

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	163	261	557	1,168
Interest expense	(1,368)	(5)	(2,689)	(5)
Other non-operating expense	(3,952)	—	(3,952)	—
Loss on exchange rate	(39)	(27)	(1,588)	(83)

	(5,196)	229	(7,672)	1,080
NET LOSS BEFORE INCOME TAXES	(15,222)	(5,402)	(38,363)	(29,879)
Income tax expense (benefit)	(1,016)	37	(184)	1,182
NET LOSS FROM CONSOLIDATED COMPANIES	(14,206)	(5,439)	(38,179)	(31,061)
Net income from unconsolidated equity affiliates	12,734	13,981	66,164	35,757
NET INCOME (LOSS)	(1,472)	8,542	27,985	4,696
Less: Net Income Noncontrolling Interest	2,491	3,467	12,645	7,803

NET INCOME (LOSS) ATTRIBUTABLE TO HARVEST	$(3,963)	$5,075	$15,340	$(3,107)

NET INCOME (LOSS) ATTRIBUTABLE TO HARVEST PER COMMON SHARE:
Basic	$(0.12)	$0.15	$0.46	$(0.09)
Diluted	$(0.12)	$0.15	$0.43	$(0.09)
Weighted average shares outstanding:
Basic	33.9	33.2	33.5	33.1
Diluted	33.9	33.5	39.3	33.1

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Twelve months Ended December 31,
	2010	2009
Cash Flows From Operating Activities:
Net Income	$27,985	$4,696
Adjustments to reconcile net income to net cash used in operating activities:
Depletion, depreciation and amortization	3,817	436
Amortization of debt financing costs	793	—
Write off of deferred financing costs	2,795	—
Amortization of discount on debt	359	—
Net income from unconsolidated equity affiliate	(66,164)	(35,757)
Non-cash compensation related charges	4,234	4,087
Dividends received from unconsolidated equity affiliate	12,220	—
Changes in operating assets and liabilities:
Accounts and notes receivable	3.826	92
Advances to equity affiliate	3,221	(1,195)
Prepaid expenses and other	(2,579)	(1,055)
Joint interest and royalty payable	675	—
Accounts payable	1,835	(966)
Accrued expenses	5,738	(6,629)
Accrued Interest	(4,534)	—
Other liabilities	1,501	333
Income taxes payable	(1,018)	1,013

Net Cash Used In Operating Activities	(5,296)	(34,945)

Cash Flows From Investing Activities:
Additions of property and equipment	(59,619)	(28,022)
Investment costs	558	(581)

Net Cash Used In Investing Activities	(59,061)	(28,603)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	1,674	386
Proceeds from issuance of long-term debt	92,000	—
Financing costs	(2,931)	(1,686)

Net Cash Provided by (Used In) Financing Activities	90,743	(1,300)

Net Increase (Decrease) in Cash	26,386	(64,848)
Cash and Cash Equivalents at Beginning of Period	32,317	97,165

Cash and Cash Equivalents at End of Period	$58,703	$32,317

PETRODELTA, S. A.
STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)

	Three months Ended		Three months Ended
	December 31, 2010		December 31, 2009

Barrels of oil sold	2,419		2,165
MCF of gas sold	424		764
Total BOE	2,490		2,292
Total BOE — Net of 33% Royalty	1,660		1,528

Average price/barrel	$75.15		$70.00
Average price/mcf	$1.54		$1.54

	$	$/BOE — net	$	$/BOE — net

REVENUES:
Oil sales	$181,790		151,559
Gas sales	653		1,170
Royalties	(62,465)		(54,377)

	119,978	72.27	98,352	64.37

EXPENSES:
Operating expenses	13,983	8.42	6,732	4.41
Workovers	7,273	4.38	—	—
Depletion, depreciation, amortization	10,907	6.57	9,951	6.51
General and administrative	9,468	5.70	(1,812)	(1.19)
Windfall profits tax	11,201	6.75	882	0.58
Taxes than on income	(4,464)	(2.69)	(2,789)	(1.83)

	48,368	29.13	12,964	8.48

INCOME FROM OPERATIONS	71,610	43.14	85,388	55.89

Loss on exchange rate	(36,070)	(21.73)	—	—
Interest earnings and other	293	0.18	—	—
Interest expense	(26,767)	(16.13)	(3,617)	(2.37)

Income before income tax	9,066	5.46	81,771	53.52

Current income tax expense (benefit)	(4,956)	(2.99)	37,417	24.49
Deferred income tax expense (benefit)	6,201	3.74	(4,402)	(2.88)

NET INCOME	7,821	4.71	48,756	31.91
Adjustment to reconcile to reported Net Income from	—
Unconsolidated Equity Affiliate:
Deferred income tax expense (benefit)	(25,436)		6,418

Net income equity affiliate	33,257		42,338
Equity interest in unconsolidated equity affiliate	40%		40%

Income before amortization of excess basis in equity affiliate	13,303		16,935
Amortization of excess basis in equity affiliate	(394)		(363)
Conform depletion expense to GAAP	(175)		(285)

Net income from unconsolidated equity affiliate	$12,734		$16,287

Non-GAAP Financial Measures:

Reconcile NET INCOME as reported under IFRS to adjusted EBITDA:
NET INCOME	$7,821	4.71	$48,756	31.91
Add back non-cash items:
Depletion, depreciation and amortization	10,907	6.57	9,951	6.51
Pension liability, net of tax	123	0.07	(8,346)	(5.46)
Deferred income tax expense (benefit)	6,201	3.74	(4,402)	(2.88)
Special Charges, net of tax	18,035	10.87	—	—

CASH FROM OPERATIONS	43,087	25.96	45,959	30.08
Interest expense	26,767	16.13	3,617	2.37
Current income tax expense	(4,956)	(2.99)	37,417	24.49

Adjusted EBITDA (IFRS)	$64,898	39.10	$86,993	56.94

PETRODELTA, S. A.
STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)

	Twelve months Ended		Twelve months Ended
	December 31, 2010		December 31, 2009

Barrels of oil sold	8,561		7,835
MCF of gas sold	2,204		4,397
Total BOE	8,928		8,568
Total BOE — Net of 33% Royalty	5,953		5,712

Average price/barrel	$70.57		$57.62
Average price/mcf	$1.54		$1.54

	$	$/BOE — net	$	$/BOE — net

REVENUES:
Oil sales	$604,173		$451,473
Gas sales	3,398		6,778
Royalties	(204,688)		(156,799)

	402,883	67.68	301,452	52.77

EXPENSES:
Operating expenses	44,749	7.52	48,159	8.43
Workovers	8,910	1.50	152	0.03
Depletion, depreciation, amortization	40,429	6.79	33,666	5.89
General and administrative	15,508	2.60	9,750	1.71
Windfall profits tax	14,116	2.37	882	0.15

	123,712	20.78	92,609	16.21

INCOME FROM OPERATIONS	279,171	46.90	208,843	36.56

Gain on exchange rate	84,448	14.19	—	—
Interest earnings and other	3,179	0.53	4	—
Interest expense	(26,767)	(4.50)	(3,617)	(0.63)

Income before income tax	340,031	57.12	205,230	35.93

Current income tax expense	189,780	31.88	105,868	18.53
Deferred income tax expense (benefit)	72,568	12.19	(43,922)	(7.68)

NET INCOME (LOSS)	77,683	13.05	143,284	25.08
Adjustment to reconcile to reported Net Income from
Unconsolidated Equity Affiliate:
Deferred income tax expense (benefit)	(91,877)		38,516

Net income equity affiliate	169,560		104,768
Equity interest in unconsolidated equity affiliate	40%		40%

Income before amortization of excess basis in equity affiliate	67,824		41,907
Amortization of excess basis in equity affiliate	(1,414)		(1,356)
Conform depletion expense to GAAP	(246)		183

Net income from unconsolidated equity affiliate	$66,164		$40,734

Non-GAAP Financial Measures:

Reconcile NET INCOME as reported under IFRS to adjusted EBITDA:
NET INCOME	$77,683	13.05	$143,284	25.08
Add back non-cash items:
Depletion, depreciation and amortization	40,429	6.79	33,666	5.89
Pension liability, net of tax	123	0.02	7,209	1.26
Deferred income tax expense (benefit)	72,568	12.19	(43,922)	(7.68)
Special Charges, net of tax	1,602	0.27	—	—

CASH FROM OPERATIONS	192,405	32.32	140,237	24.55

Interest expense	26,767	4.50	3,617	0.63
Current income tax expense	86,596	14.54	105,868	18.53

Adjusted EBITDA (IFRS)	$305,768	51.36	$249,722	43.71